EXHIBIT 8.1

SUBSIDIARIES OF GROWN ROGUE INTERNATIONAL INC. AT DECEMBER 31, 2024

Entity	Location	Purpose	Percentage Held
Grown Rogue International Inc.	Ontario	Parent Company	NA
Grown Rogue Unlimited, LLC	Oregon	Holding Company	100%
Grown Rogue Gardens, LLC	Oregon	Operating Entity	100%
GRU Properties, LLC	Oregon	Property Management	100%
GRIP, LLC	Oregon	Marketing/Branding	100%
Grown Rogue Distribution, LLC	Oregon	Operating Entity	100%
Rogue EBC, LLC	Illinois	Operating Entity	70%
Cannequality, LLC	Illinois	Licensing Company	70%*
GR Michigan, LLC	Michigan	Licensing Company	87%
Canopy Management, LLC	Michigan	Holding Company	100%
Golden Harvests, LLC	Michigan	Operating Entity	80%
Grown Rogue Retail Ventures, LLC	Delaware	Holding Company	100%
Grown Rogue West New York, LLC	New Jersey	Holding Company	44%**

*	The Company consolidated 70% of Rogue EBC, LLC’s business activity under International Financial Reporting Standards 11 – Joint Arrangements. Cannequality, LLC is wholly owned by Rogue EBC, LLC, in which Cannequality, LLC is the legal entity that holds the acquired cannabis license for Rogue EBC, LLC’s joint arrangement operations. When regulatory milestones are achieved, the Company plans to dissolve Cannequality, LLC.
**	The Company, through its subsidiary, Grown Rogue Retail Ventures, LLC, invested $806,250 in the equity of Grown Rogue West New York, LLC. Grown Rogue West New York, LLC is a lender to a retail business in New Jersey.